Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Third Quarter 2009

Highlights

Third quarter revenue totaled $6.7 million

Commercial installed base increased by six systems to 29 RIO® systems

418 MAKOplasty® procedures performed, a 17% increase from second quarter 2009

Capital sales force size doubled to 16 sales people

$58.4 million equity financing completed

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — November 3, 2009—MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® robotic arm interactive orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as MAKOplasty®, today announced its operating results for the quarter ended September 30, 2009.

Recent Business Developments

RIO Systems – Six RIO systems were installed and customer accepted at commercial sites during the third quarter. These new sites brought the total number of MAKO’s commercial MAKOplasty sites to 29 as of September 30, 2009.

MAKOplasty Procedure Volume – During the third quarter, 418 MAKOplasty procedures were performed, representing a 17% increase over the second quarter of 2009 and a 163% increase over the third quarter of 2008. As of September 30, 2009, a total of 1,041 MAKOplasty procedures have been performed in 2009 and 1,823 procedures have been performed since the first procedure in June 2006.

Clinical Education – In the third quarter, MAKO held three BioSkills courses, which are designed to bring together current and prospective MAKOplasty surgeons to share best practices. Additionally, an article was published in a peer-reviewed journal bringing the total number of peer reviewed articles on MAKOplasty to fourteen.

Commercialization Growth – MAKO recently doubled the size of its capital sales force to 16 sales people in the field selling RIO systems.

Equity Financing – In August 2009, MAKO closed a $58.4 million public offering of our common stock with net proceeds of $54.3 million after underwriting discounts and commissions and expenses of the offering. The net proceeds are anticipated to be used to support commercialization, sales, marketing and general administrative activities, for research and product development activities and to fund working capital and other general corporate purposes.

“We are pleased that our continued focus on execution produced strong operating results in the third quarter,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO.  “The 418 MAKOplasty procedures performed by our customers and the addition of six new commercial sites represent an increase in the adoption trends we experienced in the first half of 2009. In addition, we are gratified that we have received additional capital that we believe is adequate to allow for the continued execution of our business plan.”

2009 Third Quarter Financial Review

Revenue was $6.7 million in the third quarter of 2009 compared to $0.8 million in the third quarter of 2008. The revenue in the third quarter of 2009 primarily consisted of approximately $4.6 million in revenue from the sale of six RIO systems, and approximately $2.0 million in revenue from the sale of implants used in the 418 MAKOplasty procedures performed in the quarter.

Operating expenses were $12.3 million in the third quarter of 2009 compared to $9.9 million in the third quarter of 2008. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant products, and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth and incurred costs associated with operating as a public company.

Net loss attributable to common stockholders for the three months ended September 30, 2009 was $9.4 million, including non-cash stock-based compensation expense of $1.1 million, or $(0.33) per basic and diluted share, based on average basic and diluted shares outstanding of 28.6 million. This compares to a net loss attributable to common stockholders for the same period in 2008 of $10.2 million, including non-cash stock-based compensation expense of $0.6 million, or $(0.56) per basic and diluted share, based on average basic and diluted shares outstanding of 18.1 million.

Cash, cash equivalents and investments were $80.1 million as of September 30, 2009, which included the net proceeds of the equity financing, compared to $63.6 million as of December 31, 2008.

2009 Nine-Month Financial Review

For the nine months ended September 30, 2009, revenue was $25.4 million, primarily generated from the recognition of deferred revenue associated with the upgrade of seventeen TGS units to RIO systems, the sale of twelve RIO systems, and the sale of implants used in 1,041 MAKOplasty procedures performed during the period. The net loss attributable to common stockholders for the nine month period was $24.7 million, resulting in a net loss per common share of $(0.95) in the nine-month period ended September 30, 2009, compared to a net loss attributable to common stockholders of $26.8 million or $(1.76) per common share in the same period in 2008. Net loss attributable to common stockholders in 2008 included non-cash charges for accretion and dividends on preferred stock of $0.6 million which ceased upon the conversion of the preferred stock into common stock upon the closing of MAKO’s initial public offering during the first quarter of 2008.

Conference Call

MAKO will host a conference call today at 4:30 pm EDT to discuss its third quarter of 2009 results. To listen to the conference call, please dial 800-926-7061 for domestic callers and 913-312-0841 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO's resurfacing RESTORIS implants through a minimal incision. The FDA-cleared RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a further or continued economic downturn on the ability of MAKO’s customers to secure adequate funding to buy MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to product releases, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to MAKO’s products, unanticipated issues associated with any healthcare reform that may be enacted, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 filed with the Securities and Exchange Commission on August 5, 2009. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” “Tactile Guidance System™” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue:
Procedures	$1,986	$636	$4,810	$1,630
Systems – RIO	4,634	―	8,928	―
Systems – TGS, previously deferred	―	―	11,297	―
Service and other	106	141	322	349
Total Revenue	6,726	777	25,357	1,979
Cost of revenue:
Procedures	912	597	2,467	981
Systems – RIO	2,893	611	5,593	1,076
Systems – RIO upgrades	―	―	5,183	―
Systems – TGS, previously deferred	―	―	3,606	―
Service and other	156	153	466	154
Total cost of revenue	3,961	1,361	17,315	2,211
Gross profit (loss)	2,765	(584)	8,042	(232)
Operating costs and expenses:
Selling, general and administrative	7,910	6,265	22,115	16,032
Research and development	3,758	3,111	9,361	9,206
Depreciation and amortization	595	483	1,662	1,330
Total operating costs and expenses	12,263	9,859	33,138	26,568
Loss from operations	(9,498)	(10,443)	(25,096)	(26,800)
Interest and other income	59	241	348	642
Interest and other expenses	―	―	―	(110)
Net loss	$(9,439)	$(10,202)	$(24,748)	$(26,268)
Net loss attributable to common stockholders	$(9,439)	$(10,202)	$(24,748)	$(26,833)
Net loss per share - Basic and diluted attributable to common stockholders	$(0.33)	$(0.56)	$(0.95)	$(1.76)
Weighted average common shares outstanding - Basic and diluted	28,615	18,149	26,068	15,266

Selected Balance Sheet Data (unaudited)
(in thousands)	September 30, 2009	December 31, 2008

Cash, cash equivalents and investments	$80,120	$63,624
Deferred cost of revenue	―	3,608
Total assets	106,856	86,533

Deferred revenue	250	11,589
Long-term debt	―	―
Additional paid-in capital	203,855	146,607
Accumulated deficit	(104,920)	(80,172)
Total stockholders’ equity	99,035	66,514

CONTACT:

Investors:

MAKO Surgical Corp.

Susan M. Verde

954-927-2044 x349

sverde@makosurgical.com

or

Westwicke Partners

Mark Klausner

443-213-0500

mark.klausner@westwicke.com

Source: MAKO Surgical Corp.